Exhibit 99.5

Genesis Bioventures to Present at the National Investment Banking Association's Capital Conference

Monday September 11, 4:08 pm ET

NEW YORK, Sept. 11, 2006 (PRIMEZONE) -- Genesis Bioventures, Inc. (GBI) (OTC BB:GBIW.OB - News) today announced that its President and CEO, Mr. Douglas C. Lane, will present the newly restructured Genesis Bioventures at the National Investment Banking Association's (NIBA) Capital Conference on September 14th and 15th at the Wyndham Chicago Hotel in Chicago, IL.

``We are very pleased to have the opportunity to present the newly restructured Genesis Bioventures, Inc. to the National Investment Banking Association's membership and attendees,'' said Mr. Lane. ``NIBA's stated mission is to be a premier forum for quality small cap companies that seek access and exposure to investment bankers in connection with their capital formation and financial objectives and to enhance the capital formation environment for small companies. This is an ideal forum for Genesis Bioventures and we look forward to introducing our company to this sophisticated audience of investment bankers.''

Mr. Lane joined the Company as CEO and President in April 2006 to implement the reorganization and restructuring plan of the Company. The plan has many facets and includes commercialization of its diagnostic test for breast cancer risk, the Mammastatin Serum Assay, as well as commercialization of rapid assays for prion diseases.

About NIBA

The National Investment Banking Association is a national trade association of regional and independent brokerages, investment banking firms, and related capital market service providers.

About Genesis Bioventures, Inc.

Genesis Bioventures, Inc. is a biomedical development corporation focusing on the development and marketing of novel diagnostics and therapeutics in oncology and neurodegenerative diseases.

This press release may contain statements that constitute ``forward-looking statements'' as defined under U.S. federal securities laws. Generally, the words ``believe,'' ``expect,'' ``intend,'' ``estimate,'' ``anticipate,'' ``establish,'' ``project'' and similar expressions identify forward-looking statements, which generally are not historical in nature. Forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from Genesis' historical experience and its present expectations or projections. These risks include, but are not limited to: actual use of the Rapid Prion Detection assays in slaughterhouses; actual commercialization of assays for transmissible spongiform encephalopathies in animals and humans; GBI's ability to transition its corporate restructuring; to generate revenues and net income; ability to obtain personnel and directors familiar with investment, biotechnology, and pharmaceutical industries; commercialization of products through Prion Developmental Laboratories; our ability to become an industry leader; changes in economic conditions; the competitive environment within the biomedical industry; GBI's ability to capture market share; the effectiveness of GBI's advertising and marketing programs; ability to raise additional capital; ability to achieve earnings goals; regulatory and legal changes; ability to penetrate developing and emerging markets; litigation uncertainties; and other risks discussed in GBI's filings with the SEC, including the Annual Report on Form 10-KSB, Quarterly Reports on Form 10-QSB, and Current Reports on Form 8-K, which reports are available from the SEC. You should not place undue reliance on forward-looking statements, which speak only as of the date they are made. We undertake no obligation to publicly update or revise any forward-looking statements to reflect current events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Contact:

GBI Investor Relations
(604) 542-0820
gbi@gnsbio.com
www.gnsbio.com

Aurelius Consulting Group
(800) 644-6297
info@aurcg.com
www.runonideas.com